ASI Aviation, Inc.

8521 Leesburg Pike, Suite 175

Vienna, VA 22182

March 9, 2016

Danette L Penenburgh

4307 Pickett Road

Fairfax, VA 22032

Re: Offer of Engagement, Director of Human Resources and Contracts Administration/Corporate Secretary

Dear Ms. Penenburgh:

ASI Aviation, Inc. (ASI) is pleased to offer you the position of Director of Human Resources and Contracts Administration, as well as the role of Corporate Secretary effective March 1, 2016. In this position, your duties and responsibilities will encompass all aspects of human resources and to assist the CEO with contract administration, as well as to perform the functions of Corporate Secretary by attending and recording the minutes of Board meetings. This current status of this position is Part-Time/As Needed.

You will be compensated as follows:

  You will be compensated at the rate of $50.00(Fifty Dollars) per hour as an independent contractor through ASI’s semi-monthly payroll cycle starting with the commencement of Pre-IPO funding date expected in March 2016. Initially you will provide assistance with HR functions, Contract Administration and as the Corporate Secretary as needed. Your compensation will be reviewed after six (6) months and will be subject to obtaining investment capital by the Company and the financial condition of the Company. You will need to complete and return the attached W-9 prior to presenting an invoice for your work.

You will be required to sign a non-compete, non-solicitation of client employee and confidentiality agreement with ASI. As an independent contractor you will be allowed to engage in other consultancies so long as the Company is informed and there is no conflict of interest regarding client identified solicitations.

ASI envisions this as an opportunity for you to participate in the development of dynamic business growth of the Company where your capabilities and experience will be applied to our mutual benefit.

Please acknowledge your acceptance of this offer with ASI in accordance with the terms set forth in this letter, by signing and dating below and returning to us the original copy of this letter. You are advised to keep a copy for your file.

Sincerely yours,

/s/Brajnandan Sahay

Brajnandan B Sahay

CEO

Acceptance: /s/Danette L. Penenburgh Date: 03/01/2016

cc: HR File